Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
Joele Frank, Wilkinson Brimmer Katcher
Dan Katcher / Ed Trissel – 212.355.4449
WMI #08-15
WASTE MANAGEMENT IMPROVES ALL-CASH PROPOSAL FOR REPUBLIC SERVICES
Proposes to Acquire Republic for $37.00 Per Share in Cash
Strength of Commitment to Regulatory Approval Evident in $250 Million Reverse Break-Up Fee
Company Willing to Include “Ticking Fee” to Demonstrate Confidence in Timely Regulatory Approval
HOUSTON – August 11, 2008 – Waste Management, Inc. (NYSE: WMI) announced that it has sent the Board of Directors of Republic Services, Inc. (NYSE: RSG) (“Republic”) a letter today revising its proposal to acquire all of the outstanding shares of Republic.
Under the terms of the revised proposal, Waste Management would acquire all of the outstanding shares of Republic for $37.00 per share in cash. This is a premium of 32.6% to Republic’s closing stock price on July 11, 2008, the last trading day prior to public disclosure of Waste Management’s proposal, and is above Republic’s all-time high stock price. The proposal also provides the certainty of an all-cash transaction that is within the range of value determined by Republic’s own financial advisor for its pending transaction with Allied Waste Industries, Inc. (“Allied”).
In its revised proposal, Waste Management addressed the concerns expressed by Republic’s Board by stating that it:
–	would pay Republic a fee of $250 million if the parties are unable to close a transaction due to opposition from the U.S. Department of Justice;

–	would provide further assurance on its ability to close the transaction in a timely manner by including a “ticking fee,” increasing the $37.00 per share price by an interest component, in the event its proposed transaction does not close on or before a mutually acceptable date due to antitrust clearance delays;

–	has confirmed that financing is available and expects to execute commitment letters after it begins discussions with Republic on a merger agreement; and

–	believes that the company’s post-transaction financial profile will allow Waste Management to remain investment grade, and is committed to take appropriate actions to ensure that result.
“Our $37.00 all-cash proposal clearly offers Republic stockholders a better and more certain value alternative than is contemplated in the Republic-Allied transaction,” said David P. Steiner, Waste Management’s CEO. “We believe our proposal is clearly superior for Republic’s stockholders and is designed so we can work cooperatively with Republic to structure a transaction that would benefit both Republic and Waste Management stockholders.”

The company also noted that, based on conversations with market area general managers to begin planning for the integration of Republic’s operations, it believes that it can achieve synergies 25 to 35 percent higher than the company’s original estimate of $150 million. In addition, if the company is able to identify incremental value or synergies in due diligence, it will consider sharing that benefit with the Republic stockholders.
Mr. Steiner concluded, “We want to work with Republic’s Board and superb management team to address all of their concerns. We believe our proposal is the first step in that process, and we look forward to working together to achieve a transaction that creates certain and immediate value for Republic’s stockholders and great long-term value for our stockholders. We also continue to expect that the transaction will be accretive to Waste Management in the first year following closing.”
Below is the full text of the letter that Waste Management sent to the Republic Board of Directors.
     August 11, 2008
The Board of Directors
Republic Services, Inc.
c/o Mr. James E. O’Connor
Chairman and Chief Executive Officer
110 S.E. 6th Street, 28th Floor
Fort Lauderdale, Florida 33301
Re: All Cash Proposal for $37.00 per Share to Acquire All of the Outstanding Shares of Republic Services
Dear Members of the Board of Directors:
     On behalf of the Board of Directors of Waste Management, Inc. (“Waste Management”), I am pleased to present our revised proposal to acquire all of the outstanding common stock of Republic Services, Inc. (“Republic”) at a price of $37.00 per share in cash. Our new proposal would provide superior value to Republic stockholders and addresses each of the issues raised in your July 18 letter.
     Price. After our proposal was announced on July 14, we worked with our market area general managers to begin planning for the integration of Republic’s operations with our local operations. We believe we can integrate the operations with very little risk to our business and that we can achieve synergies 25 to 35% higher than our original estimate of $150 million. We are now prepared to increase our offer to $37.00 per share. If, in our diligence, we discover incremental value or synergies, we will consider sharing that benefit with Republic’s stockholders.
     This $37.00 price represents a 32.6% premium to Republic’s closing stock price on July 11, 2008, the last trading day prior to public disclosure of Waste Management’s initial proposal; and is above Republic’s all-time high stock price.  Our proposal also provides the certainty of an all-cash transaction that is within the range of value determined by Republic’s own financial advisor in connection with your pending transaction with Allied Waste Industries, Inc. (“Allied”).
     Regulatory Review and Timing. We strongly believe our proposal presents less risk on regulatory matters to Republic’s stockholders than Republic’s proposed merger transaction with Allied – a belief that is underscored by the significant commitments outlined in our July 14 letter and the additional commitments and actions described below.

     As you know, Allied is subject to consent decrees with the Department of Justice and certain State Attorneys General that will result in divestitures due to a combination of Republic and Allied. In order to complete a merger with Republic, we will also have to divest assets pursuant to a consent decree. We will commit to effect those consent decree divestitures that we know will be necessary. Allied has not made such a commitment as part of its merger agreement with Republic.
     Your letter of July 18 expressed a concern that antitrust issues would extend the time required to complete a transaction with Waste Management, and uses that as one of the reasons you are unwilling to engage with us. We already have made a Hart-Scott-Rodino filing with the Department of Justice and notified the applicable State Attorneys General, thereby commencing an antitrust review of our proposed transaction with Republic. Moreover, we have met with the Department of Justice as to our proposed transaction, and on a voluntary basis have produced and are continuing to produce substantial information to the Department of Justice as to competitive overlaps. We are also in discussions with prospective purchasers of the assets that we would be required to divest. Based on our progress to date, we now anticipate that our proposed transaction with Republic would close in late 2008 or early 2009.
     To evidence our confidence that antitrust clearance will be obtained within an acceptable timeframe, our merger agreement with Republic will provide that Waste Management would pay Republic a fee of $250 million if we are unable to close our deal due to opposition from the U.S. Department of Justice. This is a substantial commitment that should alleviate any concerns that our proposed transaction presents additional regulatory complexity, risk or delay, when compared to the Allied transaction. In fact, our new proposal constitutes a commitment that is clearly superior to the commitment made by Allied.
     Moreover, to demonstrate our confidence that we can close in a timely manner, we are willing to include a “ticking fee” in our merger agreement with Republic — this would increase our $37.00 per share price by an interest component — in the event our proposed transaction does not close on or before a mutually acceptable date due to delays in antitrust clearance.
     We believe our actions demonstrate that we have addressed any antitrust risks to Republic’s stockholders. However, we are certainly open to discussions with Republic to determine how to alleviate any additional antitrust concerns.
     Credit Ratings. Our review of the combined companies indicates that our debt would receive an investment grade rating based upon published rating agency criteria. To the extent that other factors are taken into consideration, we believe that our company’s post-transaction financial profile and our commitment to apply excess cash to reduce our debt after we close our merger with Republic will be positive factors. We will engage the agencies’ ratings advisory services to review our plans and advise us as to how we can ensure that we will retain our investment grade rating. Should it become necessary to take additional corporate action to maintain our ratings, we are committed to taking such action. Given our significant cash flow, sizable asset base and strong financial condition, we believe we have multiple options to ensure we maintain investment grade ratings.
     As you know, the rating agencies normally conduct a review of a proposed merger transaction in order to issue their expected rating for the combined company following the transaction. However, the agencies will not issue a determination without the consent of both merger parties. Given the level of our commitment described above, and in order to enable all parties involved to share in our confidence as soon as possible, we would request that Republic provide its consent to the ratings agencies to allow the agencies to commence their review of the proposed merger. We note that the agencies need not provide Republic’s information to Waste Management in connection with their review. Consequently, there is no risk or cost to Republic in granting such consent. Following your consent, we would meet with the rating agencies to review our plans that support investment grade ratings, and work with the agencies to ensure that result.
     Financing. Since our proposal was made public on July 14, we have been working with our financial advisor, Credit Suisse Securities (USA) LLC, to arrange financing for our transaction with Republic. We have had extensive discussions with leading global banks regarding financing for the purchase price, transaction costs and other financings necessary for our operations. It is clear that financing is available. The credit committees of these banks have approved financing well in excess of the purchase price. We expect to execute commitment letters after we begin discussions with Republic on a merger agreement. Credit Suisse has indicated that certain terms of the financing may improve once we and Republic are cooperating to negotiate our merger transaction, which is our ultimate goal. To address any concerns you may have as to financing, Credit Suisse is available to you and your financial advisor to confirm our ability to finance our proposed transaction and that the financing can be finalized promptly once our companies begin discussions.
     Our revised proposal clearly demonstrates that we intend to consummate a transaction with Republic that benefits Republic’s stockholders. In addition, the acquisition of Republic’s business, in combination with our own, will provide an opportunity to grow our business in a meaningful way that we believe will benefit our stockholders. Clearly, our cash proposal represents a greater benefit to Republic’s stockholders than the proposed merger with Allied, which we believe represents significant business, integration and operational risks to Republic’s stockholders on a going-forward basis.
     Each issue outlined in your July 18 letter is addressed by our revised proposal, and our proposal charts a course without any additional risk, cost or delay to Republic. It is apparent that many Republic stockholders have serious doubts about a merger with Allied and we believe that many Republic stockholders would prefer the certainty of our $37.00 per share all-cash proposal. As a result, we trust that Republic’s Board will give our proposal serious and positive consideration and will recognize that it is, or could reasonably be expected to lead to, a transaction superior to Republic’s proposed merger with Allied. We look forward to working with you and Republic’s fine management team to address any other concerns you may have and to consummate our proposed transaction. This is a non-binding proposal that is subject to the contemplated execution of a definitive merger agreement.
     We look forward to hearing from Republic’s Board on our proposal at the earliest possible time.
Sincerely,
/s/ David P. Steiner
Chief Executive Officer
Conference Call and Webcast
Waste Management has scheduled a conference call with analysts for 9:00 a.m. Eastern Time on August 11, 2008 to discuss its revised proposal for Republic. You may listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call – Call ID 59919388.” US/Canada Dial-In #: (888) 562-3356. Int’l/Local Dial-In #: (973) 582-2700. It also will be webcast simultaneously and available on Waste Management’s website at www.wm.com.

For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 12:00 p.m. Eastern Time on August 11, 2008 through August 18, 2008. To hear a replay of the call over the Internet, access the Waste Management website at www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter conference code 59919388.
About Waste Management
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, the proposed acquisition of Republic by Waste Management and the anticipated consequences and benefits of such acquisition, and other financial and operational items relating to Waste Management and Republic. Statements made in the future tense, and statements using words such as “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” and “believes,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of Waste Management. These risks and uncertainties could cause actual events and results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk that required regulatory review and approval may not be obtained in a timely manner, if at all; Republic’s directors and stockholders may not approve the proposed transaction; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration of Republic’s operations with Waste Management could be materially delayed or may be more costly or difficult than expected; financing may not be available or may not be available on satisfactory terms; the reaction of the credit markets (including rating agencies) to the proposed transaction and expected refinancings may not be as anticipated; the proposed transaction may not be consummated; and legal proceedings may be commenced against Waste Management. For a description of relevant risks and uncertainties generally applicable to Waste Management, please see Waste Management’s filings with the Securities and Exchange Commission, which are available on Waste Management’s website or at www.sec.gov. In providing forward-looking statements, Waste Management does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.
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